Contact:	Larry Kurtz Vice President, Investor Relations (415) 983-8418

McKESSON REPORTS FISCAL 2004 SECOND QUARTER RESULTS

•	Revenues of $16.8 billion, up 23%
•	Excluding warehouse sales, revenues up 14% with Pharmaceutical Solutions revenues up 15%
•	Income from continuing operations of $156.5 million, up 22%, and diluted EPS from continuing operations of 53 cents, up 23%

SAN FRANCISCO, October 23, 2003 – McKesson Corporation (NYSE: MCK) today reported second quarter income from continuing operations of $156.5 million, an increase of 22%, and diluted earnings per share from continuing operations of 53 cents, an increase of 23%. Net income rose 25% and diluted earnings per share increased 26%. McKesson’s revenues increased 23% to $16.8 billion, including customer warehouse sales of $5.1 billion, which increased 48%. Excluding warehouse sales, revenues grew 14%.

Performance Highlights

     Pharmaceutical Solutions revenues grew 15% from the second quarter a year ago, excluding warehouse sales. Operating profit in Pharmaceutical Solutions decreased 3% but was reduced by a previously announced $30 million pre-tax bad debt provision due to a customer bankruptcy. Medical-Surgical Solutions operating profit increased 70%, reflecting continued progress in the segment’s operating improvement plan.

     Information Solutions revenues increased 8% and operating profit grew 71%, including a pre-tax $19.7 million credit for the reversal of a portion of customer settlement reserves and a $9.8 million pre-tax charge related to a workforce reduction, primarily in international operations. The company’s effective tax rate for the quarter was 26.4%, reflecting the impact of tax recoveries totaling $15.3 million related to prior IRS tax returns filed by the former HBO & Company.

     “McKesson delivered another solid quarter,” said John H. Hammergren, chairman and chief executive officer. “U.S. pharmaceutical distribution direct store delivery revenues accelerated in the quarter due to increased institutional and independent pharmacy sales. Since the beginning of the current fiscal year, we renewed long-term agreements with all of our major national U.S. pharmaceutical distribution customers with contracts expiring this fiscal year. These agreements and a continued healthy demand for pharmaceuticals provide a foundation for sustained growth driven by our One McKesson comprehensive solution strategy.”

     “However, operating profit was impacted by lower product sourcing margins and the bad debt provision made in the quarter. The transition of our manufacturer relationships from a risk-based inventory speculation model to a fee-for-service model is underway, along with collaborative programs to preserve the integrity of the pharmaceutical supply chain. In the short term, this transition has compressed margins but over time the increased visibility and stability will benefit the company and our partners. “

     “In addition, we have a focused plan for improving efficiencies in our pharmaceutical distribution operations through aggressive investments in information technologies to better manage our business. We continue to streamline and automate our distribution center network.”

     “We are also pursuing strategies to increase sales of higher-margin generic drugs, pharmacy automation, pharmacy outsourcing, information systems, specialty services and repackaging into our existing customer base. Our goal is to forge strong relationships with customers based initially on service and value. Over time, we apply our One McKesson selling strategy to develop and deliver incremental solutions that create additional value for our customers. For example, our recently announced acquisition of the Sky Pharmaceuticals Packaging business adds a leading unit dose bar coding packaging capability for hospitals to our existing bulk-to-bottle repackaging capability for retail pharmacies.”

     “We have been effectively cross-selling our comprehensive offering into the hospital market, which has increased our business opportunities among these customers,” Hammergren said. “Since we created our Corporate Solutions group to lead these efforts in June 2001, we have signed 382 multi-year agreements involving multiple products and services, representing annual revenues of $2.6 billion, and total contract value of $9.4 billion.”

     “Our strategy for combining pharmacy automation, bedside scanning, information technology and drug distribution to improve patient safety and reduce the cost of care delivery has differentiated McKesson in the market. We now sell and install many of our automation products in solutions that include other McKesson products. This change to our business model has led us to change how we contract for institutional automation sales. In the past, automation revenues were recognized primarily upon product delivery. We are now recognizing revenues for these sales based on installation at the customer site. This change will have the effect of deferring revenues into future periods.”

     “For the remainder of the fiscal year, Pharmaceutical Solutions revenues excluding warehouse sales should grow about 14%. U.S. revenue growth should be 13% to 14% and Canadian revenue growth should be above 20%. Warehouse sales growth should continue to be above 40% for the balance of the year. Operating margin for the full year should be down about 25 to 30 basis points, reflecting this quarter’s bad debt provision, the go-forward change in automation contracting and fewer opportunities for product sourcing.”

     “Our operating improvement plan for Medical-Surgical Solutions remains on schedule. However, our largest customer, HCA, which increasingly has been self-warehousing its medical-surgical supplies, has indicated to us that we are unlikely to retain that business. As the HCA business transitions away from McKesson, Medical-Surgical revenues should decline over the next four quarters reflecting the loss of about $300 million in annual acute care business. As we scale back expenses, we expect our margin improvement plan to remain on track, before any restructuring charges relating to the transition of the HCA business.”

     “In Information Solutions, we continue to perform well. Software revenues were up 22%, led by a 57% increase in sales of clinical software designed to improve the quality of patient care. Revenue growth should be about 10% for the rest of the year. Operating margin should be between 12% and 13% for the full year, including the impact of the customer settlement adjustment and the workforce reduction.”

Second Quarter Segment Operating Performance
Pharmaceutical Solutions Segment

	Quarter Ended September 30,

Dollar amounts in millions	FY04	FY03	Change

Revenues
U.S. Health Care direct revenues	$9,695.4	$8,504.7	14%
Canada	1,070.0	817.6	31%

Total direct revenues	$10,765.4	$9,322.3	15%
U.S. Health Care warehouse sales	5,057.6	3,408.3	48%

Total revenues	$15,823.0	$12,730.6	24%
Operating profit	$220.0	$227.2	(3)%
Operating margin ex-warehouse sales	2.04%	2.44%	(40) bp

     Pharmaceutical Solutions revenues grew 15%, to $10.8 billion, excluding warehouse sales. U.S. pharmaceutical distribution and service revenues were up 14%, to $9.7 billion, with strong growth among institutional and independent pharmacy customers. McKesson Canada revenues increased 31%, to $1.07 billion. On a constant currency basis, Canadian revenues would have increased 15% in the quarter. Warehouse sales of $5.1 billion were up 48%, due to several new agreements.

     Pharmaceutical Solutions operating profit was down 3% but included the $30 million increase in the bad debt provision due to a customer bankruptcy, which reduced operating margin by 28 basis points. Operating margin benefited from strong growth in generic revenues and operating efficiencies, offset by fewer product sourcing opportunities and lower sell margins.

Medical-Surgical Solutions Segment

	Quarter Ended September 30,

Dollar amounts in millions	FY04	FY03	Change

Revenues	$689.9	$684.2	1%
Operating profit	$21.6	$12.7	70%
Operating margin	3.13%	1.86%	127 bp

     Medical-Surgical Solutions revenues were up 1% compared to the prior year due to strong growth among alternate site customers, especially physician offices. Operating profit of $21.6 million was up 70%, due to improved gross margins and lower operating costs. Expense reductions should mitigate the impact of the loss of HCA business on operating profit, but will lead to a restructuring charge.

Information Solutions Segment

	Quarter Ended September 30,

Dollar amounts in millions	FY04	FY03	Change

Revenues	$297.2	$275.5	8%
Operating profit	$42.6	$24.9	71%
Operating margin	14.33%	9.04%	529 bp

     Information Solutions total revenues increased 8% to $297.2 million. Software revenues were $62.0 million, up 22%. Services revenues were $207.9 million, up 4%. Implementation revenues grew 14%, but were offset by a decline in other service categories. Hardware revenues were $27.3 million, up 6%. Operating profit was $42.6 million and the operating margin was 14.33%. Operating margin included a credit for the reversal of $19.7 million in previously recorded reserves for customer settlements and a $9.8 million charge related to a workforce reduction, primarily in international operations.

Other Operating Highlights

	September 30,

Dollar amounts in millions	FY04	FY03	Change

Corporate expenses for quarter ended	$42.7	$40.7	5%
Return on stockholders’ equity for four quarters ended	13.8%	12.1%	170 bp
Return on committed capital for four quarters ended	24.7%	21.9%	280 bp

     Corporate expenses, net of other income, increased 5% to $42.7 million from $40.7 million a year ago. Last year’s expenses included a $4.8 million charge for the impairment of equity investments. This year’s expenses included higher costs for the ongoing securities litigation as well as severance costs related to the consolidation of the company’s internal information network. McKesson’s effective tax rate for the quarter was 26.4%, reflecting the positive impact of the federal tax recovery. For the third and fourth quarters, the company expects to return to the previously estimated tax rate of 33.5%. Compared to a year ago, return on equity was 13.8% versus 12.1%, and return on committed capital was 24.7% versus 21.9%, both of which reflect the improved financial performance of the company.

     Earnings per diluted share were based on 300.3 million average diluted shares in the quarter. The company paid $1.6 million in dividends on convertible preferred securities.

	As of and for the six
	months ended September 30,

Dollar amounts in millions	2003	2002

Cash and marketable securities	$277	$312
Total debt	1,427	1,719
Cash flow used in operations	(288)	(26)
Stockholders’ equity	4,847	4,199
Net debt to net capital employed	18.6%	24.3%

     At September 30, 2003, McKesson’s cash and marketable securities totaled $277 million, total debt was $1.43 billion, stockholders’ equity was $4.85 billion and the company’s net debt to net capital ratio was 18.6%, up from 14.7% at the end of the prior quarter due primarily to increased inventory levels but down significantly from 24.3% a year ago. For the first six months, the company used $288 million of cash in operations. At the end of the quarter, McKesson had sold $200 million of accounts receivable. The company made no share repurchases in the quarter and had 291.4 million shares outstanding at September 30, 2003.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM EDT today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, all of which are located on the company’s website.

     McKesson Corporation (NYSE: MCK) is a Fortune 20 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 170-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of potential mandated benefits, changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory or distribution policies or practices; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

Schedule I

McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,

	FY04	FY03	Chg.	FY04	FY03	Chg.

Revenues
Excluding sales to customers’ warehouses	$11,752.5	$10,282.0	14%	$23,112.3	$20,408.1	13%
Sales to customers’ warehouses	5,057.6	3,408.3	48	10,222.0	6,905.4	48

Total	16,810.1	13,690.3	23	33,334.3	27,313.5	22
Cost of sales	15,998.4	12,951.0	24	31,736.1	25,823.4	23

Gross profit	811.7	739.3	10	1,598.2	1,490.1	7
Operating expenses	585.3	519.3	13	1,121.0	1,065.6	5

Operating income	226.4	220.0	3	477.2	424.5	12
Interest expense	(26.7)	(29.7)	(10)	(53.2)	(60.6)	(12)
Other income	15.1	4.1	268	27.0	14.1	91

Income before income taxes	214.8	194.4	10	451.0	378.0	19
Income taxes	(56.7)	(64.4)	(12)	(135.8)	(128.7)	6
Dividends on preferred securities of subsidiary trust	(1.6)	(1.6)	—	(3.1)	(3.1)	-

Income from continuing operations	156.5	128.4	22	312.1	246.2	27
Discontinued operations (1)	—	(3.6)	—	—	(4.1)	-

Net income	$156.5	$124.8	25	$312.1	$242.1	29

Earnings per common share
Diluted
Continuing operations	$0.53	$0.43	23	$1.05	$0.83	27
Discontinued operations	—	(0.01)	—	—	(0.01)	-

Total	$0.53	$0.42	26	$1.05	$0.82	28

Basic
Continuing operations	$0.54	$0.44	23	$1.08	$0.85	27
Discontinued operations	—	(0.01)	—	—	(0.01)	-

Total	$0.54	$0.43	26	$1.08	$0.84	29

Shares on which earnings per common share were based
Diluted	300.3	299.0	—	299.2	300.0	-
Basic	289.9	289.2	—	289.9	288.8	-

(1)	In September 2002, we sold a marketing fulfillment business, which was included in our Pharmaceutical Solutions segment. Financial results for this business have been presented as a discontinued operation.

Schedule II

McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended September 30,			Six Months Ended September 30,

	FY04	FY03	Chg.	FY04	FY03	Chg.

REVENUES
Pharmaceutical Solutions U.S. Health Care	$9,695.4	$8,504.7	14%	$19,061.9	$16,874.1	13%
Canada	1,070.0	817.6	31	2,114.0	1,637.0	29

Total Direct Revenues	10,765.4	9,322.3	15	21,175.9	18,511.1	14
U.S. Health Care sales to customers’ warehouses	5,057.6	3,408.3	48	10,222.0	6,905.4	48

Total Pharmaceutical Solutions	15,823.0	12,730.6	24	31,397.9	25,416.5	24

Medical-Surgical Solutions	689.9	684.2	1	1,374.3	1,367.1	1

Information Solutions Software	62.0	50.7	22	111.0	95.8	16
Services	207.9	199.1	4	403.0	389.4	3
Hardware	27.3	25.7	6	48.1	44.7	8

Total Information Solutions	297.2	275.5	8	562.1	529.9	6

Total	$16,810.1	$13,690.3	23	$33,334.3	$27,313.5	22

GROSS PROFIT
Pharmaceutical Solutions	$527.3	$481.5	10	$1,058.6	$975.2	9
Medical-Surgical Solutions	133.9	128.1	5	262.7	259.6	1
Information Solutions	150.5	129.7	16	276.9	255.3	8

Gross profit	$811.7	$739.3	10	$1,598.2	$1,490.1	7

OPERATING EXPENSES
Pharmaceutical Solutions	$317.7	$260.6	22	$603.7	$545.6	11
Medical-Surgical Solutions	112.8	115.5	(2)	220.8	229.0	(4)
Information Solutions	108.6	105.9	3	214.8	213.4	1
Corporate	46.2	37.3	24	81.7	77.6	5

Operating expenses	$585.3	$519.3	13	$1,121.0	$1,065.6	5

OTHER INCOME
Pharmaceutical Solutions	$10.4	$6.3	65	$18.2	$16.6	10
Medical-Surgical Solutions	0.5	0.1	400	1.4	0.3	367
Information Solutions	0.7	1.1	(36)	1.2	1.5	(20)
Corporate	3.5	(3.4)	—	6.2	(4.3)	-

Other income	$15.1	$4.1	268	$27.0	$14.1	91

OPERATING PROFIT
Pharmaceutical Solutions	$220.0	$227.2	(3)	$473.1	$446.2	6
Medical-Surgical Solutions	21.6	12.7	70	43.3	30.9	40
Information Solutions	42.6	24.9	71	63.3	43.4	46

Operating profit	284.2	264.8	7	579.7	520.5	11
Corporate	(42.7)	(40.7)	5	(75.5)	(81.9)	(8)

Income from continuing operations before interest expense and income taxes	$241.5	$224.1	8	$504.2	$438.6	15

STATISTICS
Operating profit as a % of revenues Pharmaceutical Solutions	1.39%	1.78%	(39)bp	1.51%	1.76%	(25)bp
Pharmaceutical Solutions, excl. sales to customers’ warehouses	2.04%	2.44%	(40)	2.23%	2.41%	(18)
Medical-Surgical Solutions	3.13%	1.86%	127	3.15%	2.26%	89
Information Solutions	14.33%	9.04%	529	11.26%	8.19%	307

Return on Stockholders’ Equity	13.8%	12.1%
Return on Committed Capital	24.7%	21.9%

Schedule III

McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2003	2003

ASSETS
Current Assets
Cash and equivalents	$261.6	$522.0
Marketable securities available for sale	15.1	11.5
Receivables, net	4,945.2	4,594.7
Inventories	6,944.4	6,022.5
Prepaid expenses and other	97.3	102.9

Total	12,263.6	11,253.6
Property, Plant and Equipment, net	591.8	593.7
Capitalized Software Held for Sale	126.7	131.1
Notes Receivable	189.9	248.6
Goodwill and Other Intangibles	1,455.0	1,449.5
Other Assets	748.6	676.9

Total Assets	$15,375.6	$14,353.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$7,221.9	$6,630.7
Deferred revenue	379.2	459.7
Short-term borrowings	135.0	—
Current portion of long-term debt	16.4	10.2
Other	863.9	873.8

Total	8,616.4	7,974.4
Postretirement Obligations and Other Noncurrent Liabilities	439.9	363.5
Long-Term Debt	1,275.8	1,290.7
McKesson Corporation — Obligated Mandatorily Redeemable Convertible Preferred Securities of Subsidiary Grantor Trust Whose Sole Assets Are Junior Subordinated Debentures of McKesson Corporation	196.5	196.3
Stockholders’ Equity	4,847.0	4,528.5

Total Liabilities and Stockholders’ Equity	$15,375.6	$14,353.4

Schedule IV

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended
	September 30,

	FY04	FY03

OPERATING ACTIVITIES
Income From Continuing Operations	$312.1	$246.2
Adjustments to Reconcile to Net Cash Provided (Used) By Operating Activities:
Depreciation	49.5	52.2
Amortization	58.4	48.6
Provision for bad debts	39.8	47.0
Deferred taxes on income	126.0	13.9
Other non-cash items	(20.4)	(0.4)

Total	565.4	407.5

Effects of Changes In:
Receivables	(376.9)	(438.0)
Inventories	(900.0)	24.3
Accounts and drafts payable	554.6	31.2
Deferred revenue	(48.4)	(37.9)
Taxes	(38.2)	30.5
Other	(44.9)	(42.7)

Total	(853.8)	(432.6)

Net cash used by continuing operations	(288.4)	(25.1)
Discontinued Operations	—	(0.4)

Net cash used by operating activities	(288.4)	(25.5)

INVESTING ACTIVITIES
Property Acquisitions	(46.5)	(53.7)
Capitalized Software Expenditures	(95.4)	(88.8)
Acquisitions of Businesses, Less Cash and Short-Term Investments Acquired	(7.3)	(355.3)
Notes Receivable Issuances, Net	26.0	(18.9)
Proceeds from Sale of Notes Receivable	35.2	—
Other	17.7	(3.2)

Net cash used by investing activities	(70.3)	(519.9)

FINANCING ACTIVITIES
Proceeds From the Issuance of Debt	135.0	282.0
Repayment of Debt	(6.8)	(6.0)
Dividends Paid on Preferred Securities of Subsidiary Trust	(5.0)	(5.0)
Capital Stock Transactions:
Issuances	57.6	46.7
Share repurchases	(75.3)	—
ESOP notes and guarantees	5.8	3.8
Dividends paid	(34.8)	(34.6)
Other	21.8	1.0

Net cash provided by financing activities	98.3	287.9

Net Decrease in Cash and Equivalents	(260.4)	(257.5)
Cash and Equivalents at Beginning of Period	522.0	557.8

Cash and Equivalents at End of Period	$261.6	$300.3

Schedule V

McKESSON CORPORATION
RETURN ON STOCKHOLDERS’ EQUITY AND COMMITTED CAPITAL
(unaudited)
(in millions)

	Quarter Ended September 30,

	FY04	FY03

Net income – last 4 quarters	$625.4	$476.3
Stockholders’ equity – 5 quarter average	$4,516.2	$3,940.7
Return on stockholders’ equity	13.8%	12.1%

Adjusted income – last 4 quarters
Income from continuing operations before interest and income taxes	$1,041.9	$861.1
Amortization of intangibles	19.3	16.1

Adjusted income	$1,061.2	$877.2

Committed capital – 5 quarter average
Long-term debt	$1,325.6	$1,345.0
Short-term borrowings	89.4	59.4
Non-current portion of deferred income taxes	4.0	(19.4)
Convertible preferred securities of subsidiary grantor trust	196.4	196.1
Stockholders’ equity	4,516.2	3,940.7
Cash, cash equivalents and marketable securities	(381.2)	(351.7)
Goodwill and other intangibles	(1,450.1)	(1,160.1)

Committed capital	$4,300.3	$4,010.0

Return on committed capital	24.7%	21.9%

     The Company utilizes return on committed capital as a measure to evaluate its ability to generate income relative to its investment in capital. The Company believes that the most directly comparative GAAP measure is return on stockholders’ equity.